Exhibit 107
Calculation of Filing Fee Table
Registration Statement on
Form S-3ASR
(Form Type)
CCC Intelligent Solutions Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	26,035,603 (1)(2)	$11.25 (3)	$292,900,533.75 (3)	$0.00015310	$44,844.00

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.0001 per share	457(c)	26,035,603 (1)(2)	$11.25 (3)	$292,900,533.75 (3)	$ 0.00015310	$ 44,844.00	S-3	333-284253	January 13, 2025	$44,844.00

	Total Offering Amounts					$292,900,533.75	$44,844.00

	Total Fees Previously Paid						$44,844.00

	Total Fee Offsets (4)						$44,844.00

	Net Fee Due						$0

(1)
Represents shares of common stock of CCC Intelligent Solutions Holdings Inc. to be offered and sold by the selling stockholders or their permitted transferees (collectively, the “Selling Stockholders”) consisting of 26,035,603 shares that were acquired in connection with the agreement and plan of merger and reorganization by and among the Company, EvolutionIQ Inc., a Delaware corporation, CCC Intelligent Solutions Inc., a Delaware corporation and an indirect, wholly owned subsidiary of CCC (“CCCIS”), Edison Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of CCCIS, Edison Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CCCIS, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact for
the Selling Stockholders.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s shares of common stock on January 10, 2025, as reported on the Nasdaq Global Select Market.

(4)
We have previously paid $44,844.00 in registration fees in connection with the offering of our securities having a maximum aggregate offering price of $292,900,533.75 pursuant to the registration statement filed on Form S-3 (File No. 333-284253) by CCC Intelligent Solutions Holdings Inc. on January 13, 2025, which registration statement was withdrawn prior to the sale of any securities thereunder. As of the date hereof, $44,844.00 was unused. Pursuant to Rule 457(p) under the Securities Act, we carry forward these unused filing fees to fully offset the registration fee of $44,844.00 due in connection with the Form S-3ASR being filed on January 13, 2025. The balance of the registration fee is $0.